Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of May 5, 2016 (the “Effective Date”), by and between Michael Koehler (the “Executive”) and Teradata Corporation (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

1. Separation. Executive’s employment with the Company and its affiliates is hereby terminated, and pursuant to the Letter of Resignation attached as Exhibit A to this Agreement, Executive has resigned from any and all positions with the Company.

2. Payments and Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the general release attached as Exhibit B to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 3 of this Agreement, and provided that Executive has fully complied with his obligations set forth in Section 4 of this Agreement, the Company shall pay or provide to Executive the payments and benefits contemplated by the offer letter between Executive and the Company dated August 3, 2007, as amended October 7, 2008 (the “Offer Letter”) to which Executive is entitled to upon a termination without “cause” (as set forth on Exhibit C hereto, plus the additional medical benefit set forth therein) in each case upon the terms, and subject to the conditions, of the Offer Letter and Exhibit C. Executive acknowledges that the payments and arrangements contained in this Agreement (including Exhibit C) and the Offer Letter shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and his termination therefrom.

3. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2 of this Agreement, within 21 calendar days following the Effective Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 2 of this Agreement.

4. Acknowledgement and Agreements.

(a) Restrictive Covenants. Executive acknowledges and agrees that he remains obligated to comply with the provisions of the confidentiality and non-disclosure provisions of his Offer Letter and the non-competition and non-solicitation provisions of his Offer Letter and equity award agreements, which provisions shall continue to apply, in accordance with their terms, on and after the Effective Date, notwithstanding Executive’s termination.

(b) Return of Property. Executive agrees to return to the Company all property then in Executive’s possession, custody or control belonging to the Company, including all confidential information in accordance with the Company’s internal policies as in effect on the Effective Date; provided, however, that (i) Executive shall be entitled to keep his Company-issued mobile telephone and personal computer (subject to the removal of all files and information contained therein by the Company, to its sole satisfaction, within a reasonable period of time following the Effective Date),

(ii) the Company shall cooperate with Executive as necessary to permit Executive to retain for his personal purposes the telephone number currently associated with his Company-issued mobile telephone, and (iii) for a period of 60 days after the Effective Date, Executive shall be entitled to continued use of his Company email address for purposes related to his former employment with the Company.

(c) Assistance. For the period commencing on the Effective Date and ending on December 31, 2016 (the “Assistance Period”), upon the reasonable request of the Chairman of the Board of Directors of the Company or the President and Chief Executive Officer of the Company, Executive shall conscientiously and in good faith make efforts to facilitate the successful transition of Executive’s successor and perform such other duties as may from time-to-time be specified by the Chairman of the Board of Directors of the Company or the President and Chief Executive Officer of the Company; provided, however, that the services rendered by Executive during the Assistance Period shall not exceed 30 hours each calendar month. Executive shall not be entitled to additional compensation for the services set forth in this Section 4(c) but shall be reimbursed for the reasonable travel expenses he incurs in connection with any such services that are approved in advance by the Chairman of the Board of Directors of the Company or the President and Chief Executive Officer of the Company. Any such reimbursements shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).

5. Miscellaneous.

(a) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c) Final and Entire Agreement; Amendment. Except with respect to the provisions of the other documents referenced herein, this Agreement, together with the Exhibits, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to conflict of laws principles.

(e) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:

General Counsel/Notices

Teradata Corporation

10000 Innovation Drive

Miamisburg, Ohio 45342

Attn: Legal Notices

Email: Law.notices@teradata.com

or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(g) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. For purposes of Section 409A, each payment made pursuant to Section 2 of this Agreement shall be treated as a separate payment. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that the payments and benefits due to Executive under Section 2 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, and the Parties further agree that the Effective Date shall be treated as the date of Executive’s separation from service for purposes of Section 409A.

Notwithstanding any provision of this Agreement to the contrary, because Executive is a “specified employee” within the meaning of Section 409A, then any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

TERADATA CORPORATION

By:	/s/ Laura K. Nyquist
Its:	General Counsel and Secretary

EXECUTIVE

/s/ Michael Koehler
Michael Koehler

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